TWFG Announces Fourth Quarter 2024 and Full Year Results

– Total Revenues increased 30.8% for the quarter over the prior year period to $51.7 million –
– Total Written Premium increased 20.0% for the quarter over the prior year period to $361.4 million –
– Organic Revenue Growth Rate* of 20.5% for the quarter –
– Diluted Earnings Per Share and Adjusted Diluted Earnings Per Share* of $0.11 and $0.19 for the quarter, respectively –
– Adjusted EBITDA* increased 91.7% for the quarter over the prior year period to $13.8 million –

THE WOODLANDS, Texas, March 19, 2025 (GLOBE NEWSWIRE) – TWFG, Inc. (“TWFG”, the “Company” or “we”) (NASDAQ: TWFG), a high-growth insurance distribution company, today announced results for the fourth quarter and the full year ended December 31, 2024.
Fourth Quarter 2024 Highlights
•Total revenues for the quarter increased 30.8% to $51.7 million, compared to $39.6 million in the prior year period
•Net income for the quarter was $8.2 million, compared to $5.2 million in the prior year period
•Commission income for the quarter increased 20.7% to $43.7 million, compared to $36.2 million in the prior year period
•Contingent income for the quarter increased 371.4% to $5.0 million, compared to $1.1 million in the prior year period
•Total Written Premium for the quarter increased 20.0% to $361.4 million, compared to $301.4 million in the prior year period
•Organic Revenue Growth Rate* for the quarter was 20.5%
•Adjusted Net Income* for the quarter increased 57.0% from the prior year period to $10.5 million, and Adjusted Net Income Margin* for the quarter was 20.3%
•Adjusted EBITDA* for the quarter increased 91.7% over the prior year period to $13.8 million, and Adjusted EBITDA Margin* for the quarter was to 26.8% compared to 18.3% in the prior year period
•Cash flow from operating activities for the quarter was $11.6 million, compared to $6.1 million in the prior year period
•Adjusted Free Cash Flow* for the quarter was $5.7 million, compared to $6.0 million in the same prior year period
Full Year 2024 Highlights
•Total revenues for the year increased 18.4% to $203.8 million, compared to $172.0 million in the prior year period
•Net income for the year was $28.6 million, compared to $26.1 million in the prior year period
•Commission income for the year increased 15.4% to $183.2 million, compared to $158.7 million in the prior year period
•Contingent income for the year increased 113.5% to $8.7 million, compared to $4.1 million in the prior year period
•Total Written Premium for the year increased 18.3% to $1.5 billion, compared to $1.2 billion in the prior year period
•Organic Revenue Growth Rate* for the year was 14.5%
•Adjusted Net Income* for the year increased 9.8% from the prior year period to $33.0 million, and Adjusted Net Income Margin* for the year was 16.2%
•Adjusted EBITDA* for the year increased 44.7% over the prior year period to $45.3 million, and Adjusted EBITDA Margin* for the year was 22.3% compared to 18.2% in the prior year period

•Cash flow from operating activities for the year was $40.5 million, compared to $30.2 million in the prior year period
•Adjusted Free Cash Flow* for the year was $28.2 million, compared to $19.7 million in the prior year period
*Organic Revenue Growth Rate, Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Diluted Earnings Per Share are non-GAAP measures. Reconciliations of Organic Revenue Growth Rate to total revenue growth rate, Adjusted Net Income and Adjusted EBITDA to net income, Adjusted Diluted Earnings Per Share to diluted earnings per share, and Adjusted Free Cash Flow to cash flow from operating activities, the most directly comparable financial measures presented in accordance with GAAP, are outlined in the reconciliation table accompanying this release.
Gordy Bunch, Founder, Chairman, and CEO said “Our fourth quarter results demonstrate the continued success of our agents, carriers, employees, and business model with total revenues increasing by 30.8% over the prior year period and Adjusted EBITDA increasing by 91.7%. We generated 20.5% of organic growth and increased our Adjusted EBITDA Margin to 26.8%.
In addition, our fourth quarter recruiting efforts continued to outpace our historical growth trends. Our continued expansion throughout the US was fueled by both recruitment of start-up agencies and strategic acquisitions in the following states Colorado, Connecticut, Idaho, Indiana, Missouri, Nevada, New Mexico, Oregon, South Carolina, South Dakota, Tennessee, Utah, Vermont, Washington and Wyoming.
Finally, I want to remind our fellow stockholders that experienced agents typically take between two to three years to become productive. We do not expect the 100-plus new branches we launched in 2024 to have a significant impact on revenues this year or next, but over the long term we expect the agents onboarded in 2024 to contribute meaningfully to our longer-term organic growth.”
Fourth Quarter 2024 Results
For the fourth quarter of 2024, Total Written Premium was $361.4 million, a 20.0% increase compared to the same period in the prior year. Revenues were $51.7 million, an increase of 30.8% compared to the same period in the prior year. Organic Revenues, a non-GAAP measure that excludes contingent income, fee income, and other income, for the fourth quarter of 2024 were $43.6 million compared to $34.8 million in the same period in the prior year. Organic Revenue Growth Rate in the fourth quarter was 20.5%, driven by strong new business growth, moderating retention levels, rate increases and an uptick in new business growth with one of our MGA programs.
Total commission expense for the fourth quarter of 2024 was $28.9 million, a 11.2% increase from $26.0 million in the same period in the prior year. Commission expenses increased primarily due to the growth in the business, partially offset by the conversion of nine branches to corporate branches, which transitioned our non-employee commission-based colleagues to employees. Upon conversion, these corporate branch employees received salaries, employee benefits, and bonuses for services rendered instead of commissions. Salaries and employee benefits for the fourth quarter of 2024 were $7.7 million, up 97.8% from $3.9 million in the same period in the prior year. Approximately $1.0 million of the increase was due to equity compensation expense, while $3.0 million of the increase was due to the branch conversions and 2023 corporate branch acquisitions, along with the growth in the business. Other administrative expenses for the fourth quarter of 2024 were $5.0 million, a 69.9% increase compared to the same period in the prior year. The increase was due to growth in the business, increase in corporate branches and the absorption of public company costs.
For the fourth quarter of 2024, net income was $8.2 million, and net income margin was 15.8%, compared to net income of $5.2 million and net income margin of 13.2%, in the same period in the prior year. Adjusted Net Income for the fourth quarter of 2024 was $10.5 million, compared to $6.7 million in the same period in the prior year. Adjusted Net Income Margin for the fourth quarter was 20.3%, compared to 16.9% in the same period in the prior year.
Adjusted EBITDA for the fourth quarter was $13.8 million, an increase of 91.7% over the same period in the prior year. Our Adjusted EBITDA Margin was 26.8% in the fourth quarter of 2024 compared to 18.3% in the same period in the prior year.
Cash flow from operating activities for the fourth quarter was $11.6 million, compared to $6.1 million in the same period in the prior year.
Adjusted Free Cash Flow for the fourth quarter of 2024 was $5.7 million, compared to $6.0 million in the same period in the prior year.

Liquidity and Capital Resources
As of December 31, 2024, the Company had cash and cash equivalents of $195.8 million. We had $50.0 million unused capacity on our revolving credit facility of $50.0 million as of December 31, 2024. The total outstanding term notes payable balance was $5.9 million as of December 31, 2024.
2025 Outlook
Our guidance for the full year 2025 is as follows:
•Organic Revenue Growth rate* for the full year 2025 is expected to be in the range of 11% to 16%
•Adjusted EBITDA Margin* for the full year 2025 is expected to be in the range of 19% to 21%
•Total revenues are expected to be between $235 million and $250 million
The Company is unable to provide a reconciliation to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting the timing of items that have not yet occurred, as well as quantifying certain amounts that are necessary for such reconciliation.
*For a definition of Organic Revenue Growth rate and Adjusted EBITDA Margin, see “Non-GAAP Financial Measures” below.
2025 Acquisitions
We began 2025 acquiring two new corporate locations in Ohio and Texas. The new locations are in line with our acquisition expectations for revenue and EBITDA. Our robust pipeline provides us many quality acquisition targets to achieve the remainder of our 2025 M&A goals. Our M&A models included beginning 2025 with acquiring $3 million of revenues and $0.7 million of EBITDA with an additional $20 million of revenue and $5 million of EBITDA being acquired with a mid-year convention.
Conference Call Information
TWFG will host a conference call and webcast tomorrow at 10:00 AM ET to discuss these results.
To access the call by phone, participants should register at this link, where they will be provided with the dial in details. A live webcast of the conference call will also be available on TWFG’s investor relations website at investors.twfg.com. A webcast replay of the call will be available at investors.twfg.com for one year following the call.
About TWFG
TWFG (NASDAQ: TWFG) is a high-growth, independent distribution platform for personal and commercial insurance in the United States and represents hundreds of insurance carriers that underwrite personal lines and commercial lines risks. For more information, please visit twfg.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this release, are forward-looking statements. Forward-looking statements give our current expectations relating to our financial condition, results of operations, plans, objectives, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “outlook,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the captions entitled “Risk factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our prospectus (the “IPO Prospectus”) relating to our Registration Statement on Form S-1, as amended (Registration No. 333-280439), filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, and in our other filings with the SEC. You should specifically consider the numerous risks outlined under “Risk factors” in the IPO Prospectus.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
Non-GAAP Financial Measures and Key Performance Indicators
Non-GAAP Financial Measures
Organic Revenue, Organic Revenue Growth, Adjusted Net Income, Adjusted Net Income Margin, Adjusted Diluted Earnings Per Share, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Free Cash Flow included in this release are not measures of financial performance in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered substitutes for GAAP measures, including revenues (for Organic Revenue and Organic Revenue Growth), net income (for Adjusted Net Income, Adjusted Net Income Margin, Adjusted EBITDA and Adjusted EBITDA Margin) diluted earnings per share (Adjusted Diluted Earnings Per Share), and cash flow from operating activities (for Adjusted Free Cash Flow) which we consider to be the most directly comparable GAAP measures. These non-GAAP financial measures have limitations as analytical tools, and when assessing our operating performance, you should not consider these non-GAAP financial measures in isolation or as substitutes for revenues, net income, operating cash flow or other consolidated financial statement data prepared in accordance with GAAP. Other companies may calculate any or all of these non-GAAP financial measures differently than we do, limiting their usefulness as comparative measures.
Organic Revenue. Organic Revenue is total revenue (the most directly comparable GAAP measure) for the relevant period, excluding contingent income, fee income, other income and those revenues generated from acquired businesses with over $0.5 million in annualized revenue that have not reached the twelve-month owned milestone.
Organic Revenue Growth. Organic Revenue Growth is the change in Organic Revenue period-to-period, with prior period results adjusted to include revenues that were excluded in the prior period because the relevant acquired businesses had not reached the twelve-month-owned milestone but have reached the twelve-month owned milestone in the current period. We believe Organic Revenue Growth is an appropriate measure of operating performance because it eliminates the impact of acquisitions, which affects the comparability of results from period to period.
Adjusted Net Income. Adjusted Net Income is a supplemental measure of our performance and is defined as net income (the most directly comparable GAAP measure) before amortization, non-recurring or non-operating income and expenses, including equity-based compensation, adjusted to assume a single class of stock (Class A) and assuming noncontrolling interests do not exist. We believe Adjusted Net Income is a useful measure because it adjusts for the after-tax impact of significant one-time, non-recurring items and eliminates the impact of any transactions that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments generally eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance.

We are subject to U.S. federal income taxes, in addition to state, and local taxes, with respect to our allocable share of any net taxable income of TWFG Holding Company, LLC. Adjusted Net Income pre-IPO did not reflect adjustments for income taxes since TWFG Holding Company, LLC is a limited liability company and is classified as a partnership for U.S. federal income tax purposes. Post-IPO, the calculation incorporates the impact of federal and state statutory tax rates on 100% of our adjusted pre-tax income as if the Company owned 100% of TWFG Holding Company, LLC.
Adjusted Net Income Margin. Adjusted Net Income Margin is Adjusted Net Income divided by total revenues. We believe that Adjusted Net Income Margin is a useful measurement of operating profitability for the same reasons we find Adjusted Net Income useful and also because it provides a period-to-period comparison of our after-tax operating performance.
Adjusted Diluted Earnings Per Share. Adjusted Diluted Earnings Per Share is Adjusted Net Income divided by diluted shares outstanding after adjusting for the effect of (i) the exchange of 100% of the outstanding Class B common stock of the Company (the “Class B Common Stock”) and Class C common stock of the Company (the “Class C Common Stock”) (together with the related limited liability units in TWFG Holding Company, LLC (the “LLC Units”)) into shares of Class A common stock of the Company (“Class A Common Stock”) and (ii) the vesting of 100% of the unvested equity awards and exchange into shares of Class A Common Stock. This measure does not deduct earnings related to the noncontrolling interests in TWFG Holding Company, LLC for the period prior to July 19, 2024, when we did not own 100% of the business. The most directly comparable GAAP financial metric is diluted earnings per share. We believe Adjusted Diluted Earnings Per Share may be useful to an investor in evaluating our operating performance and efficiency because this measure is widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon acquisition activity and capital structure. This measure also eliminates the impact of expenses that do not relate to core business performance, among other factors.
Adjusted EBITDA. Adjusted EBITDA is a supplemental measure of our performance and is defined as EBITDA adjusted to reflect items such as equity-based compensation, interest income, other non-operating and certain nonrecurring items. EBITDA is defined as net income (the most directly comparable GAAP measure) before interest, income taxes, depreciation, and amortization. We believe that Adjusted EBITDA is an appropriate measure of operating performance because it adjusts for significant one-time, non-recurring items and eliminates the ongoing accounting effects of certain capital spending and acquisitions, such as depreciation and amortization, that do not directly affect what management considers to be our ongoing operating performance in the period. These adjustments eliminate the effects of certain items that may vary from company to company for reasons unrelated to overall operating performance. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.
Adjusted EBITDA Margin. Adjusted EBITDA Margin is Adjusted EBITDA divided by total revenue. We believe that Adjusted EBITDA Margin is a useful measurement of operating profitability for the same reasons we find Adjusted EBITDA useful and also because it provides a period-to-period comparison of our operating performance.
Adjusted Free Cash Flow. Adjusted Free Cash Flow is a supplemental measure of our performance. We define Adjusted Free Cash Flow as cash flow from operating activities (the most directly comparable GAAP measure) less cash payments for tax distributions, purchases of property, plant, and equipment and acquisition-related costs. We believe Adjusted Free Cash Flow is a useful measure of operating performance because it represents the cash flow from the business that is within our discretion to direct to activities including investments, debt repayment, and returning capital to stockholders.
The reconciliation of the above non-GAAP measures to their most comparable GAAP financial measure is outlined in the reconciliation table accompanying this release.
Key Performance Indicators
Total Written Premium. Total Written Premium represents, for any reported period, the total amount of current premium (net of cancellation) placed with insurance carriers. We utilize Total Written Premium as a key performance indicator when planning, monitoring, and evaluating our performance. We believe Total Written Premium is a useful metric because it is the underlying driver of the majority of our revenue.

Contacts
Investor Contact:
Gene Padgett, CAO for TWFG
Email: gene.padgett@twfg.com

PR Contact:
Alex Bunch for TWFG
Email: alex@twfg.com

Consolidated Statements of Income (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenues
Commission income(1)	$43,711	$36,228	$183,158	$158,679
Contingent income	5,005	1,062	8,722	4,085
Fee income(2)	2,751	1,968	10,562	8,311
Other income	276	313	1,318	968
Total revenues	51,743	39,571	203,760	172,043
Expenses
Commission expense	28,915	25,994	118,086	116,847
Salaries and employee benefits	7,663	3,874	29,064	13,970
Other administrative expenses(3)	4,978	2,930	16,665	10,973
Depreciation and amortization	3,054	1,522	12,020	4,862
Total operating expenses	44,610	34,320	175,835	146,652
Operating income	7,133	5,251	27,925	25,391
Interest expense	98	450	2,223	1,003
Interest income	2,174	421	4,376	891
Other non-operating income (expense), net	1	(7)	9	(17)
Income before tax	9,210	5,215	30,087	25,262
Income tax expense	1,057	—	1,495	—
Net income from continuing operations	8,153	5,215	28,592	25,262
Net income from discontinued operation, net of tax	—	—	—	834
Net income	8,153	5,215	28,592	26,096
Less: net income attributable to noncontrolling interests	6,561	5,215	25,847	26,096
Net income attributable to TWFG, Inc.	$1,592	$—	$2,745	$—

Weighted average shares of common stock outstanding:
Basic	14,811,874		14,772,115
Diluted	15,056,430		14,982,409
Earnings per share:
Basic	$0.11		$0.19
Diluted	$0.11		$0.19
(1) Commission income - related party of $3,562 and $1,139 for the three months ended and $9,609 and $4,203 for the twelve months ended December 31, 2024 and 2023, respectively
(2) Fee income - related party of $905 and $335 for the three months ended and $2,704 and $1,593 for the twelve months ended December 31, 2024 and 2023, respectively
(3) Other administrative expenses - related party of $326 and $145 for the three months ended and $1,478 and $415 for the twelve months ended December 31, 2024 and 2023, respectively

Consolidated Balance Sheets (Unaudited)
(Amounts in thousands, except share/unit data)

	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$195,772	$39,297
Restricted cash	9,551	7,171
Commissions receivable, net	27,067	19,082
Accounts receivable	7,839	5,982
Deferred offering costs	—	2,025
Other current assets	1,619	1,551
Total current assets	241,848	75,108
Non-current assets
Intangible assets, net	72,978	36,436
Property and equipment, net	3,499	597
Lease right-of-use assets, net	4,493	2,459
Other non-current assets	610	837
Total assets	$323,428	$115,437

Liabilities and Equity
Current liabilities
Commissions payable	$13,848	$12,487
Carrier liabilities	12,392	8,731
Operating lease liabilities, current	1,013	882
Short-term bank debt	1,912	2,437
Deferred acquisition payable, current	601	5,369
Other current liabilities	9,851	5,006
Total current liabilities	39,617	34,912
Non-current liabilities
Operating lease liabilities, net of current portion	3,372	1,518
Long-term bank debt	4,007	46,919
Deferred acquisition payable, non-current	1,122	1,037
Other non-current liabilities	24	—
Total liabilities	48,142	84,386
Commitment and contingencies
Stockholders'/Members' Equity
Members’ Equity (631,750 common units issued and outstanding at December 31, 2023)	—	632
Class A common stock ($0.01 par value per share - 300,000,000 authorized, 14,811,874 shares issued and outstanding at December 31, 2024)	148	—
Class B common stock ($0.00001 par value per share - 100,000,000 authorized, 7,277,651 shares issued and outstanding at December 31, 2024)	—	—
Class C common stock ($0.00001 par value per share - 100,000,000 authorized, 33,893,810 shares issued and outstanding at December 31, 2024)	—	—
Additional paid-in capital	58,365	25,114
Retained earnings	15,288	4,805
Accumulated other comprehensive income	83	500
Total stockholders' equity attributable to TWFG, Inc. /members’ equity	73,884	31,051
Noncontrolling interests	201,402	—
Total stockholders'/members' equity	275,286	31,051
Total liabilities and equity	$323,428	$115,437

Non-GAAP Financial Measures

A reconciliation of Organic Revenue and Organic Revenue Growth Rate to Total Revenue and Total Revenue Growth Rate, the most directly comparable GAAP measures, is as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Total revenues	$51,743	$39,571	$203,760	$172,043
Acquisition adjustments(1)	(105)	(1,405)	(3,687)	(4,052)
Contingent income	(5,005)	(1,062)	(8,722)	(4,085)
Fee income	(2,751)	(1,968)	(10,562)	(8,311)
Other income	(276)	(313)	(1,318)	(968)
Organic Revenue	$43,606	$34,823	$179,471	$154,627
Organic Revenue Growth(2)	$7,429	$2,527	$22,746	$15,514
Total Revenue Growth Rate(3)	30.8%	7.3%	18.4%	11.8%
Organic Revenue Growth Rate(2)	20.5%	7.8%	14.5%	11.2%

(1) Represents revenues generated from the acquired businesses during the first 12 months following an acquisition.
(2) Organic Revenue for the three months ended December 31, 2023 and 2022, and for the twelve months ended December 31, 2023 and 2022, used to calculate Organic Revenue Growth for the three months ended December 31, 2024 and 2023, and for the twelve months ended December 31, 2024 and 2023, was $36.2 million, $32.3 million, $156.7 million and $139.1 million, respectively, which is adjusted to reflect revenues from acquired businesses with over $0.5 million in annualized revenue that reached the twelve-month owned mark during the year ended December 31, 2024 and 2023, respectively. Organic Revenue Growth Rate represents the period-to-period change in Organic Revenue divided by the total adjusted Organic Revenue in the prior period.
(3) Represents the period-to-period change in total revenues divided by the total revenues in the prior period.
Applying the use of enhanced data consistently throughout the prior periods, revenue growth rate for the three months ended and twelve months ended December 31, 2023 compared to the same period in 2022 would have been 9.9% and 14.9%, respectively, and Organic Revenue Growth Rate for the three months ended and twelve months ended December 31, 2023 compared to the same period in 2022 would have been 10.7% and 14.5%, respectively.

A reconciliation of Adjusted Net Income and Adjusted Net Income Margin to Net Income and Net Income Margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

Revised Calculation Methodology Applied to Current Period
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Total revenues	$51,743	$39,571	$203,760	$172,043
Net income	$8,153	$5,215	$28,592	$26,096
Income tax expense	1,057	—	1,495	—
Acquisition-related expenses	20	36	20	204
Restructuring and related expenses	—	—	—	17
Discontinued operation income	—	—	—	(834)
Equity-based compensation	1,207	—	2,219	—
Other non-recurring items (1)	257	—	(1,220)	—
Amortization expense	2,950	1,451	11,721	4,594
Adjusted income before income taxes	13,644	6,702	42,827	30,077
Adjusted income tax expense (2)	(3,123)	—	(9,802)	—
Adjusted Net Income	$10,521	$6,702	$33,025	$30,077
Net Income Margin	15.8%	13.2%	14.0%	15.2%
Adjusted Net Income Margin	20.3%	16.9%	16.2%	17.5%

Legacy Calculation Methodology Applied to Current Period
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Total revenues	$51,743	$39,571	$203,760	$172,043
Net income	$8,153	$5,215	$28,592	$26,096
Income tax expense	1,057	—	1,495	—
Acquisition-related expenses	20	36	20	204
Restructuring and related expenses	—	—	—	17
Discontinued operation income	—	—	—	(834)
Equity-based compensation	1,207	—	2,219	—
Other non-recurring items (1)	257	—	(1,220)	—
Adjusted income before income taxes	10,694	5,251	31,106	25,483
Adjusted income tax expense (2)	(2,447)	—	(7,119)	—
Adjusted Net Income	$8,247	$5,251	$23,987	$25,483
Net Income Margin	15.8%	13.2%	14.0%	15.2%
Adjusted Net Income Margin	15.9%	13.3%	11.8%	14.8%

(1) Represents a one-time adjustment reducing commission expense, which resulted from the branch conversions. In January 2024, nine of our Branches converted to Corporate Branches. Upon conversion, agents of the newly converted Corporate Branches became employees and received salaries, employee benefits, and bonuses for services rendered instead of commissions. As a result, we released a portion of the unpaid commissions related to the converted branches that we no longer are required to settle.
(2) Post-IPO, we are subject to United States federal income taxes, in addition to state, local, and foreign taxes, with respect to our allocable share of any net taxable income of TWFG Holding Company, LLC. For the three and twelve months ended December 31, 2024, the calculation of adjusted income tax expense is based on a federal statutory rate of 21% and a blended state income tax rate of 1.88% on 100% of our adjusted income before income taxes as if we owned 100% of the TWFG Holding Company, LLC.

A reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to Net Income and Net Income Margin, the most directly comparable GAAP measures, for each of the periods indicated is as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Total revenues	$51,743	$39,571	$203,760	$172,043
Net income	$8,153	$5,215	$28,592	$26,096
Interest expense	98	450	2,223	1,003
Interest income(2)	2,174	421	4,376	891
Depreciation and amortization	3,054	1,522	12,020	4,862
Income tax expense	1,057	—	1,495	—
EBITDA	10,188	6,766	39,954	31,070
Acquisition-related expenses	20	36	20	204
Restructuring and related expenses	—	—	—	17
Equity-based compensation	1,207	—	2,219	—
Interest income(2)	2,174	421	4,376	891
Discontinued operation income	—	—	—	(834)
Other non-recurring items(1)	257	—	(1,220)	—
Adjusted EBITDA	$13,846	$7,223	$45,349	$31,348
Net Income Margin	15.8%	13.2%	14.0%	15.2%
Adjusted EBITDA Margin	26.8%	18.3%	22.3%	18.2%

(1) Represents a one-time adjustment reducing commission expense, which resulted from the branch conversions. In January 2024, nine of our Branches converted to Corporate Branches. Upon conversion, agents of the newly converted Corporate Branches became employees and received salaries, employee benefits, and bonuses for services rendered instead of commissions. As a result, we released a portion of the unpaid commissions related to the converted branches that we no longer are required to settle.
(2) Interest income reflects interest and other earnings on cash balances held by the Company. This income is included in Adjusted EBITDA as we view our total interest and investment income as an integral part of our business model and earnings stream until deployed.
A reconciliation of Adjusted Free Cash Flow to Cash Flow from Operating Activities, the most directly comparable GAAP measure, for each of the periods indicated is as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Cash Flow from Operating Activities	$11,600	$6,051	$40,479	$30,154
Purchase of property and equipment	(2,921)	(43)	(3,201)	(260)
Tax distribution to members(1)	(3,002)	—	(9,106)	(9,526)
Acquisition-related expenses	—	36	20	204
Net cash flow provided by operating activities from discontinued operation	—	—	—	(839)
Adjusted Free Cash Flow	$5,677	$6,044	$28,192	$19,733

(1) Tax distributions to members represents the amount distributed to the members of TWFG Holding Company, LLC in respect of their income tax liability related to the net income of TWFG Holding Company, LLC allocated to its members.

A reconciliation of Adjusted Diluted Earnings Per Share to diluted earnings per share, the most directly comparable GAAP measure, is as follows:

	Three Months Ended December 31,	Twelve Months Ended December31,
	2024	2024
Earnings per share of common stock – diluted	$0.11	$0.19
Plus: Impact of all LLC Units exchanged for Class A Common Stock (1)	0.04	0.32
Plus: Adjustments to Adjusted net income (2)	0.04	0.08
Adjusted Diluted Earnings Per Share	$0.19	$0.59

Weighted average common stock outstanding – diluted	15,056,430	14,982,409
Plus: Impact of all LLC Units exchanged for Class A Common Stock (1)	41,171,461	41,171,461
Adjusted Diluted Earnings Per Share diluted share count	56,227,891	56,153,870

(1) For comparability purposes, this calculation incorporates the net income that would be distributable if all shares of Class B Common Stock and Class C Common Stock, together with the related LLC Units, were exchanged for shares of Class A Common Stock. For the three months ended and twelve months ended December 31, 2024, this includes $6.6 million and $25.8 million of net income, respectively, on 56,227,891 and 56,153,870 weighted-average shares of common stock outstanding - diluted, for the three and twelve months ended December 31, 2024, respectively. For both the three months ended and twelve months ended December 31, 2024, 41,171,461 weighted average outstanding Class B Common Stock and Class C Common Stock were considered dilutive and included in the 56,227,891 and 56,153,870 weighted-average shares of common stock outstanding - diluted within diluted earnings per share calculation.
(2) Adjustments to Adjusted Net Income are described in the footnotes of the reconciliation of Adjusted Net Income to Net Income in “Adjusted Net Income and Adjusted Net Income Margin”, which represent the difference between Net Income of $8.2 million and $28.6 million and Adjusted Net Income of $10.5 million and $33.0 million for the three and twelve months ended December 31, 2024, respectively. For the three and twelve months ended months ended December 31, 2024, Adjusted Diluted Earnings Per Share include adjustments of $2.3 million and $4.4 million to Adjusted Net Income, respectively, on 56,227,891 and 56,153,870 weighted-average shares of common stock outstanding - diluted for both periods presented, respectively.

Key Performance Indicators

The following presents the disaggregation of Total Written Premium by offerings, business mix and line of business (in thousands):

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2024		2023		2024		2023
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Offerings:
Insurance Services
Agency-in-a-Box	$246,116	68%	$237,678	79%	$982,815	66%	$998,938	80%
Corporate Branches	61,642	17	18,806	6	275,331	19	53,963	4
Total Insurance Services	307,758	85	256,484	85	1,258,146	85	1,052,901	84
TWFG MGA	53,602	15	44,961	15	218,214	15	195,194	16
Total written premium	$361,360	100%	$301,445	100%	$1,476,360	100%	$1,248,095	100%

Business Mix:
Insurance Services
Renewal business	$236,033	65%	$203,338	67%	$975,657	66%	$827,112	66%
New business	71,725	20	53,146	18	282,489	19	225,789	18
Total Insurance Services	307,758	85	256,484	85	1,258,146	85	1,052,901	84
TWFG MGA
Renewal business	37,741	10	37,797	13	163,105	11	165,348	13
New business	15,861	5	7,164	2	55,109	4	29,846	3
Total TWFG MGA	53,602	15	44,961	15	218,214	15	195,194	16
Total written premium	$361,360	100%	$301,445	100%	$1,476,360	100%	$1,248,095	100%

Written Premium Retention:
Insurance Services		92%		92%		93%		95%
TWFG MGA		84		88		84		89
Consolidated		91		91		91		94

Line of Business:
Personal lines	$292,750	81%	$239,134	79%	$1,197,122	81%	$997,431	80%
Commercial lines	68,610	19	62,311	21	279,238	19	250,664	20
Total written premium	$361,360	100%	$301,445	100%	$1,476,360	100%	$1,248,095	100%